Exhibit 99.1

FOR IMMEDIATE RELEASE

Henry Luken Named President and CEO of Equity Media

LITTLE ROCK, Ark., Feb 13, 2008-- On February 11, 2008, the Board of Directors of Equity Media Holdings Corp. (EMHC) determined that Henry G. Luken III, the existing Chairman, would also assume the roles of President and CEO of EMHC. Mr. Luken is Chairman of Covista Communications and has extensive business and telecommunications experience.  Mr. Luken founded long distance telephone provider Telco Communications and Long Distance Wholesale Club.

The Board of Directors also determined that Larry E. Morton, the President and CEO prior to Mr. Luken, would immediately become the Chairman, President and CEO of Retro Programming Services, Inc., a wholly-owned subsidiary of EMHC, and dedicate his efforts to the continued growth of the Retro Television Network (RTN).  Mr. Morton has 14 years experience in the broadcasting business and was one of the founders of Equity Broadcasting Corporation.  Mr. Morton remains a member of EMHC's Board of Directors.  Mr. Morton co-developed RTN and created the Centralized Automated Satellite Hub (C.A.S.H.) system, which provides centralized content distribution services.

About Equity Media Holdings Corporation

Equity Media Holdings Corporation (Nasdaq:EMDA) is a growing broadcaster with multiple sources of revenue and value in its operations that include its Broadcast Station Group, Spectrum Holdings Division and Broadcast Services Division. It is the second largest affiliate group of the top ranked Univision and TeleFutura networks, two networks driven by the growth of the Hispanic population in the U.S. Equity Media's proprietary Centralized Automated Satellite Hub (C.A.S.H.) system and Retro Television Network provide centralized content distribution services, which Equity Media believes are unique within the media industry. For more information, please visit www.EMDAholdings.com.

Contact: Equity Media Holdings Corp.
Lindsey McGough
Phone: 501-219-2400